Exhibit 99(d)(29)

JOHN HANCOCK VARIABLE INSURANCE TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

Manulife Investment Management (US) LLC

AMENDMENT made as of September 28, 2023 to the Subadvisory Agreement dated April 28, 2006, as amended (the “Agreement”), between John Hancock Variable Trust Advisers LLC (formerly, John Hancock Investment Management Services, LLC), a Delaware limited liability company (the “Adviser”), and Manulife Investment Management (US) LLC (formerly, John Hancock Asset Management a division of Manulife Asset Management (US) LLC), a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is amended to change the fee aggregation for Fundamental All Cap Core Trust.

2.	EFFECTIVE DATE

The Amendment shall become effective November 2, 2023, with respect to the Fund, following approval of the Amendment by the Board of Trustees of John Hancock Variable Insurance Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK VARIABLE TRUST ADVISERS LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

MANULIFE INVESTMENT MANAGEMENT (US) LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	President and COO

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APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolios of the Trust listed below (portion of the net assets of the Portfolio as shall be assigned to the Subadviser by the Adviser from time to time in the case of the Active Bond Trust). The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

[ ]

*

The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust. It also includes the net assets of one or more other portfolios of the Trust or other trusts as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)

Active Bond Trust	Active Bond Fund, a series of John Hancock Funds II

Financial Industries Trust	John Hancock Financial Industries Fund, a series of John Hancock Investment Trust II

Fundamental All Cap Core Trust	Fundamental All Cap Core Fund, a series of John Hancock Funds II

John Hancock Fundamental All Cap Core ETF, a series of John Hancock Exchange-Traded Fund Trust

Fundamental Large Cap Value Trust	N/A

Global Equity Trust	Global Equity Fund, a series of John Hancock Funds II

Select Bond Trust	Not Applicable

Short-Term Government Income Trust	N/A

Strategic Income Opportunities Trust	Strategic Income Opportunities Fund, a series of John Hancock Funds II

Multi-Asset High Income Fund, a series of John Hancock Funds II, only with respect to the assets of Multi-Asset High Income

Strategic Equity Allocation Trust	Strategic Equity Allocation Fund, a series of John Hancock Funds II

Total Bond Market Trust	N/A

Ultra Short Term Bond Trust	N/A

A-3

Lifestyle Balanced Portfolio	See note below.

Lifestyle Conservative Portfolio	See note below.

Lifestyle Growth Portfolio	See note below.

Lifestyle Moderate Portfolio	See note below.

(collectively, the “JHVIT Lifestyle Portfolios”)

Managed Volatility Balanced Portfolio	See note below.

Managed Volatility Conservative Portfolio	See note below.

A-4

Managed Volatility Growth Portfolio	See note below.

Managed Volatility Moderate Portfolio	See note below.

(collectively, the “JHVIT Managed Volatility Portfolios”)	Note: For each JHVIT Managed Volatility Portfolio, Aggregate Net Assets include the net assets of all of the JHVIT Managed Volatility Portfolios, the net assets of all of the JHVIT Lifestyle Portfolios, the net assets of all of the JHF II Multimanager Lifestyle Portfolios and the net assets of the JHF II Lifestyle Blend Portfolios. The JHVIT Lifestyle Portfolios are: Lifestyle Balanced Portfolio, Lifestyle Conservative Portfolio, Lifestyle Growth Portfolio, and Lifestyle Moderate Portfolio. The JHF II Multimanager Lifestyle Portfolios are: Multimanager Lifestyle Aggressive Portfolio, Multimanager Lifestyle Balanced Portfolio, Multimanager Lifestyle Conservative Portfolio, Multimanager Lifestyle Growth Portfolio, and Multimanager Lifestyle Moderate Portfolio. The JHF II Lifestyle Blend Portfolios are: Lifestyle Blend Aggressive Portfolio, Multi-Index Lifestyle Blend Balanced Portfolio, Multi-Index Lifestyle Blend Conservative Portfolio, Multi-Index Lifestyle Blend Growth Portfolio, and Multi-Index Lifestyle Blend Moderate Portfolio.

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net ai3ssets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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